EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Blount International, Inc. on Form S-3 (File No. 33-46543), Form S-8 (File No. 33-51580), Form S-8 (File No. 33-56801) and Form S-8 (File No. 333-14261) of our
report dated January 28, 1997, on our audits of the consolidated financial statements and financial statement schedules of Blount International, Inc. and subsidiaries as of December 31, 1996 and February 29, 1996, and for the ten months ended December 31, 1996 and each of the two years in the period ended February 29, 1996, which report is included in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.


Atlanta, Georgia
January 28, 1997









































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